[JEFFERIES & COMPANY, INC. LOGO]

                                                    11100 Santa Monica Boulevard
                                                    10th Floor
                                                    Los Angeles, California
                                                    90025
                                                    Toll Free (800) 933-6656

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

           (Including the Associated Preferred Stock Purchase Rights)

                                       of
                         GLOBAL MOTORSPORT GROUP, INC.
                                       at
                              $18.00 NET PER SHARE
                                       by
                               GOLDEN CYCLE, LLC

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON MONDAY, MAY 4, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                   April 7, 1998

TO BROKERS, DEALERS, BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

    We have been engaged by Golden Cycle, LLC, a Pennsylvania limited liability company (the "Purchaser"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Global Motorsport Group, Inc., a Delaware corporation (the "Company"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 13, 1996, between the Company and American Stock Transfer and Trust Company, as Rights Agent, at $18 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated April 7, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Unless the Rights Condition (as defined in the Offer to Purchase) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

    Enclosed herewith are copies of the following documents:

        1. Offer to Purchase dated April 7, 1998;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

        3. A printed form of letter that may be sent to your clients for whose account you hold Shares or Rights in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        4. Notice of Guaranteed Delivery;

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6. Return envelope addressed to Dauphin Deposit Bank & Trust Company, the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED IN THE OFFER TO PURCHASE), (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER AND (4) THE PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE ALL SHARES OUTSTANDING ON A FULLY DILUTED BASIS, TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY AND TO PAY RELATED COSTS AND EXPENSES.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, May 4, 1998, unless extended.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

    Additional copies of the enclosed material may be obtained by contacting the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,



                                          JEFFERIES & COMPANY, INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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